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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of MTR Gaming Group, Inc. for the registration of $565 million 11.50% Senior Secured Second Lien Notes Due 2019 and to the incorporation by reference therein of our reports dated March 16, 2011, with respect to the consolidated financial statements and schedule of MTR Gaming Group, Inc., and the effectiveness of internal control over financial reporting of MTR Gaming Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Pittsburgh, Pennsylvania December 19, 2011	/s/ Ernst & Young LLP

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm